Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this proxy statement/prospectus/consent solicitation statement on Form S-4/A of HomeStreet, Inc. (the Company) of our report dated March 7, 2025 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, and to the reference to us under the heading “Experts” in the proxy statement/prospectus/consent solicitation statement.

/s/ Crowe LLP

Los Angeles, California
July 15, 2025